EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in registration statements on Form S-3 Registration Nos. 333-175771 and 333-33527, and Form S-8 Registration Nos. 333-201579, 333-187601, 333-165829, 333-162202, 333-201579, 333-69792, 333-30677, 333-152159, and 333-162200 of Four Oaks Fincorp, Inc. of our report dated March 30, 2015, related to the consolidated financial statements of Four Oaks Fincorp, Inc. and Subsidiaries at December 31, 2014 and for the year ended December 31, 2014 which appears in this Annual Report on Form 10-K of Four Oaks Fincorp, Inc. filed on March 30, 2015.

/s/ Cherry Bekaert LLP

Raleigh, North Carolinas
March 30, 2015

APPENDIX 10B
(Continued)